Exhibit 99.2

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands, Except Share Data)

	June 30, 2013	December 31,
	(Unaudited)	2012
ASSETS
Current Assets:
Cash and cash equivalents	$91,560	$89,392
Restricted cash	6,581	6,581
Accounts receivable, net	5,179	4,821
Income tax refunds receivable	—	6,213
Inventories	5,848	5,894
Prepaid expenses and other current assets	16,485	12,927
Deferred income taxes	12,246	10,348

Total current assets	137,899	136,176

Property and Equipment, net:
Buildings and improvements	1,952,050	1,946,051
Furniture, fixtures and equipment	616,416	603,571

	2,568,466	2,549,622
Less: accumulated depreciation and amortization	(1,023,264)	(976,629)

	1,545,202	1,572,993

Land	91,715	91,715
Construction in progress	189,640	76,815

Total property and equipment, net	1,826,557	1,741,523

Goodwill	69,167	69,769
Other intangible assets	42,400	42,400
Deposits and other assets	81,397	84,406

TOTAL ASSETS	$2,157,420	$2,074,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$18,071	$23,349
Construction contracts payable	40,479	16,130
Income taxes payable	3,933	—
Accrued liabilities	119,966	117,073
Current maturities of long-term debt	32,505	37,047

Total current liabilities	214,954	193,599

Long-term debt, net of current maturities	1,883,660	1,880,932
Deferred income taxes	38,952	18,786
Other long-term liabilities	2,331	3,216
Commitments and contingencies (Note 11)
Stockholders’ Equity (Deficit):
Preferred stock, $.01 par value: Authorized — 30,000,000 shares; Issued — none	—	—
Common stock, $.01 par value: Authorized — 120,000,000 shares; Issued — 61,547,863 and 61,366,859 shares; Outstanding — 33,075,092 and 32,897,642 shares	615	614
Additional paid-in capital	343,522	333,338
Treasury stock, at cost (28,472,771 and 28,469,217 shares)	(501,908)	(501,815)
Retained earnings	175,294	145,604

Total stockholders’ equity (deficit)	17,523	(22,259)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,157,420	$2,074,274

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Casino	$297,723	$303,356	$601,701	$623,063
Food and beverage	31,865	33,250	66,400	67,940
Rooms	19,202	19,485	37,976	38,758
Other	7,178	7,060	13,985	13,967

	355,968	363,151	720,062	743,728
Less: promotional allowances	(64,680)	(66,897)	(133,695)	(135,341)

Net revenues	291,288	296,254	586,367	608,387

Operating Expenses:
Casino	127,306	132,254	259,532	269,356
Food and beverage	13,617	13,050	27,319	27,181
Rooms	1,952	1,853	3,695	3,898
Other	2,451	2,531	4,697	4,883
Selling, general and administrative	59,587	59,994	121,539	121,040
Depreciation and amortization	25,283	26,999	50,430	53,520
Impairment of fixed assets	—	—	23	—
Net (gain) loss on disposition of assets	(21)	550	(30)	228

Total operating expenses	230,175	237,231	467,205	480,106

Income from operations	61,113	59,023	119,162	128,281
Other Income (Expense):
Interest income	3	12	5	33
Interest expense, net of capitalized interest	(28,143)	(28,821)	(56,776)	(55,706)
Other	—	(112)	—	834

Income Before Income Tax Provision	32,973	30,102	62,391	73,442
Income tax provision	12,998	12,480	24,438	14,454

Net Income	$19,975	$17,622	$37,953	$58,988

Earnings Per Share:
Basic	$0.60	$0.53	$1.15	$1.79

Diluted	$0.57	$0.51	$1.08	$1.73

Cash Dividends Declared Per Share	$0.125	$0.125	$0.250	$0.250

Weighted-Average Shares Outstanding:
Basic	33,046	33,020	33,012	32,939

Diluted	35,125	34,255	35,004	34,138

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income	$19,975	$17,622	$37,953	$58,988
Other comprehensive income	—	—	—	—

Total Comprehensive Income	$19,975	$17,622	$37,953	$58,988

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net income	$37,953	$58,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,430	53,520
Amortization of debt issuance costs, discounts and premiums	2,684	2,823
Stock-based compensation expense	7,531	9,010
Impairment of fixed assets	23	—
Net (gain) loss on disposition of assets	(30)	228
Net change in deferred income taxes	17,985	7,899
Net change in deferred compensation liability	—	2,493
Changes in operating assets and liabilities:
Accounts receivable, net	(358)	(26)
Income tax refunds receivable	6,213	(5,667)
Inventories	46	416
Prepaid expenses	(3,558)	(6,266)
Accounts payable	(5,278)	(15,900)
Income taxes payable	3,933	—
Accrued liabilities	2,893	8,299

Net cash provided by operating activities	120,467	115,817

Cash Flows from Investing Activities:
Capital expenditures	(135,521)	(51,375)
Increase (decrease) in construction contracts payable	24,349	(1,674)
Proceeds from sale of assets	64	401
Decrease in restricted cash	328	—
Increase in deposits and other non-current assets	(32)	(463)

Net cash used in investing activities	(110,812)	(53,111)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt and other borrowings	43,000	290,200
Principal payments of debt	(44,765)	(292,947)
Debt issuance and amendment costs	(20)	(4,723)
Cash dividends paid	(8,263)	(8,241)
Proceeds from stock option exercises	2,654	3,605
Purchases of treasury stock	(93)	(792)

Net cash used in financing activities	(7,487)	(12,898)

Net Increase in Cash and Cash Equivalents	2,168	49,808
Cash and Cash Equivalents — Beginning of Period	89,392	85,719

Cash and Cash Equivalents — End of Period	$91,560	$135,527

Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized	$59,442	$49,982

Cash (received) paid for federal and state income taxes	$(3,689)	$12,151

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1 — Principles of consolidation and basis of presentation

The accompanying consolidated financial statements include the accounts of Ameristar Casinos, Inc. (“ACI”) and its wholly owned subsidiaries (collectively, the “Company”). Through its subsidiaries, the Company owns and operates eight casino properties in seven markets. The Company views each property as an operating segment and all such operating segments have been aggregated into one reporting segment. All significant intercompany transactions have been eliminated.

The Company’s portfolio of casinos consists of: Ameristar Casino Resort Spa St. Charles (serving the St. Louis, Missouri metropolitan area); Ameristar Casino Hotel Kansas City (serving the Kansas City metropolitan area); Ameristar Casino Hotel Council Bluffs (serving the Omaha, Nebraska metropolitan area and southwestern Iowa); Ameristar Casino Resort Spa Black Hawk (serving the Denver, Colorado metropolitan area); Ameristar Casino Hotel Vicksburg (serving Jackson, Mississippi and Monroe, Louisiana); Ameristar Casino Hotel East Chicago (serving the Chicagoland area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nevada (serving Idaho and the Pacific Northwest).

On December 20, 2012, the Company entered into an agreement and plan of merger (as subsequently amended, the “Merger Agreement”) with Pinnacle Entertainment, Inc. (“Pinnacle”) and certain of Pinnacle’s subsidiaries pursuant to which Pinnacle will acquire all of the outstanding common shares of the Company for $26.50 per share in cash (the “Merger”). For further discussion, see “Note 13—Pending Pinnacle Entertainment, Inc. merger.”

On July 16, 2012, the Company completed the purchase of all of the equity interests of Creative Casinos of Louisiana, L.L.C. (now known as Ameristar Casino Lake Charles, LLC) (“Creative”), the license holder for a planned casino resort in Lake Charles, Louisiana. On July 20, 2012, the Company commenced construction of Ameristar Casino Resort Spa Lake Charles. As discussed in “Note 13—Pending Pinnacle Entertainment, Inc. merger,” Pinnacle has reached an agreement with the staff of the Federal Trade Commission (the “FTC”) to permit the consummation of the Merger subject to, among other conditions, Pinnacle agreeing to sell the Company’s Lake Charles project, which sale is expected to be completed following the closing of the Merger. But for the Merger and the subsequent divestiture by Pinnacle of the Company’s Lake Charles project, the Company otherwise expected to complete construction of Ameristar Casino Resort Spa Lake Charles in the third quarter of 2014. This property will serve southwestern Louisiana and southeastern Texas, including the Houston metropolitan area.

The accompanying consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles. However, they do contain all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods included therein. The interim results reflected in these financial statements are not necessarily indicative of results to be expected for the full fiscal year.

Certain of the Company’s accounting policies require that the Company apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company’s judgments are based in part on its historical experience, terms of existing contracts, observance of trends in the gaming industry and information obtained from independent valuation experts or other outside sources. There is no assurance, however, that actual results will conform to estimates. To provide an understanding of the methodology the Company applies, significant accounting policies and bases of presentation are discussed where appropriate in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Quarterly Report. In addition, critical accounting policies and estimates are discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012.

The accompanying consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

As required, the Company has evaluated certain events and transactions occurring after June 30, 2013 and determined that none met the definition of a subsequent event for purposes of recognition or disclosure in its accompanying consolidated financial statements and notes thereto for the period ended June 30, 2013.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 2 — Accounting pronouncements

Recently adopted accounting pronouncements

ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, in February 2013. This topic adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires that an entity present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. The guidance is effective for interim and annual reporting periods beginning on or after December 15, 2012. The adoption of this Topic did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements

ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

The FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, in July 2013. This topic provides guidance and standardization on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance is effective for interim and annual reporting periods beginning on or after December 15, 2013. The Company does not expect the adoption of this Topic to have a material impact on the Company’s consolidated financial statements.

Note 3 — Stockholders’ equity (deficit)

Changes in stockholders’ equity (deficit) for the six months ended June 30, 2013 were as follows:

(Amounts in Thousands)
Balance at December 31, 2012	$(22,259)
Net income	37,953
Dividends	(8,263)
Stock-based compensation	7,531
Proceeds from exercise of stock options	2,654
Purchases of treasury stock	(93)

Balance at June 30, 2013	$17,523

Note 4 — Earnings per share

The Company calculates earnings per share in accordance with Accounting Standards Codification (“ASC”) Topic 260. Basic earnings per share are computed by dividing reported earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect the additional dilution from all potentially dilutive securities, such as stock options and restricted stock units. For the three and six months ended June 30, 2013 and 2012, all outstanding options with an exercise price lower than the average market price for the period have been included in the calculation of diluted earnings per share.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The weighted-average number of shares of common stock and common stock equivalents used in the computation of basic and diluted earnings per share consisted of the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Amounts in Thousands)
Weighted-average number of shares outstanding—basic earnings per share	33,046	33,020	33,012	32,939
Dilutive effect of stock options and restricted stock units	2,079	1,235	1,992	1,199

Weighted-average number of shares outstanding—diluted earnings per share	35,125	34,255	35,004	34,138

For the three months ended June 30, 2013 and 2012, the potentially dilutive stock options excluded from the earnings per share computation, as their effect would be anti-dilutive, totaled 1.1 million and 3.1 million, respectively. Anti-dilutive stock options for the six months ended June 30, 2013 and 2012 totaled 1.1 million and 2.7 million, respectively.

Note 5 — Goodwill and other intangible assets

As required under ASC Topic 350, the Company performs an annual assessment of its goodwill and other intangible assets to determine if the carrying value exceeds the fair value. Additionally, the guidance requires an immediate impairment assessment if a change in circumstances can materially negatively affect the fair value of the intangible assets. For the three and six months ended June 30, 2013 and 2012, there were no impairment charges relating to goodwill and indefinite-lived intangible assets. The Company will perform its annual review of goodwill and indefinite-lived intangible assets in the fourth quarter of 2013.

The Company utilizes Level 3 inputs as described in “Note 7 — Fair value measurements” to determine fair value relating to goodwill and intangible assets for the assessments described above.

Note 6 — Long-term debt

Long-term debt consisted of the following:

	June 30, 2013	December 31, 2012
	(Dollars in Thousands)
Senior credit facility, secured by first priority security interests in substantially all real and personal property assets of ACI and its subsidiaries, consisting of the following:
Revolving loan facility, at variable interest (2.7% at June 30, 2013); principal due April 14, 2016	$20,000	$—
Term loan A facility, at variable interest (2.7% at June 30, 2013 and 2.8% at December 31, 2012); principal due April 14, 2016 subject to certain amortization requirements	182,500	192,500
Term loan B facility, at variable interest (4.0% at June 30, 2013 and December 31, 2012); principal due April 14, 2018 subject to certain amortization requirements (net of $1,251 and $1,368 discount at June 30, 2013 and December 31, 2012, respectively)	673,291	684,937
Senior notes, unsecured, 7.5% fixed interest, payable semi-annually on April 15 and October 15, principal due April 15, 2021 (net of $276 and $442 net premium at June 30, 2013 and December 31, 2012, respectively)	1,040,276	1,040,442
Other	98	100

	1,916,165	1,917,979
Less: Current maturities	(32,505)	(37,047)

	$1,883,660	$1,880,932

On April 14, 2011, ACI obtained $2.2 billion of new debt financing (the “Debt Refinancing”), consisting of a $1.4 billion senior secured credit facility (the “Credit Facility”) and $800.0 million principal amount of unsecured 7.50% Senior Notes due 2021 (the “Original 2021 Notes”). The Credit Facility consists of (i) a $200 million A term loan that was fully borrowed at closing and matures in April 2016, (ii) a $700 million B term loan that was fully borrowed at closing and matures in April 2018 and (iii) a $500 million revolving loan facility that matures in April 2016. The Original 2021 Notes were sold at a price of

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

99.125% of the principal amount, and the $700.0 million B term loan was sold at a price of 99.75% of the principal amount. Upon the satisfaction of certain conditions, ACI has the option to increase the total amount available under the Credit Facility by up to the greater of an additional $200 million or an amount determined by reference to the Total Net Leverage Ratio (as defined in the Credit Facility agreement).

The A term loan and the revolving loan facility bear interest at the London Interbank Offered Rate (LIBOR) plus a LIBOR margin that is currently 2.50% per annum or the base rate plus 1.50% per annum, at ACI’s option. The B term loan bears interest at LIBOR (subject to a LIBOR floor of 1.0%) plus 3.0% per annum or the base rate (subject to a base rate floor of 2.0%) plus 2.0% per annum, at ACI’s option. The LIBOR margin for the A term loan and the revolving loan facility is subject to adjustment based on the Company’s Total Net Leverage Ratio as defined in the Credit Facility agreement. ACI pays a commitment fee on the unused portion of the revolving loan facility of 0.50% per annum, which is subject to reduction based on the Total Net Leverage Ratio.

The Credit Facility agreement requires certain mandatory principal repayments prior to maturity for both term loans. The A term loan requires the following principal amortization: 3.75% in 2012; 12.5% in 2013; 18.75% in 2014; 50% in 2015; and the remaining 15% in 2016. The B term loan requires mandatory principal reductions of 1% per annum, with the remaining 93.25% due at maturity. The Credit Facility agreement also requires permanent principal repayments of the term loans equal to 25% of Excess Cash Flow (as defined in the Credit Facility agreement) if the Company’s Total Net Leverage Ratio is above 4.75:1 at year-end. Excess Cash Flow repayments are required to be made within 120 days after the last day of each fiscal year, are allocated between both term loans on a pro-rata basis and reduce on a dollar-for-dollar basis future scheduled mandatory principal repayments of the term loans. The Company’s Excess Cash Flow repayment for the year ended December 31, 2012 was $14.6 million and was paid in April 2013.

On April 26, 2012, ACI completed a private placement of $240.0 million principal amount of additional 7.50% Senior Notes due 2021 (the “Additional 2021 Notes” and, collectively with the Original 2021 Notes, the “2021 Notes”). The Additional 2021 Notes were issued under the same indenture dated as of April 14, 2011 pursuant to which ACI previously issued the Original 2021 Notes (the “Indenture”). The Additional 2021 Notes were sold at a price of 103% of the principal amount, resulting in a yield to maturity of 6.88%. ACI received net proceeds from the sale of the Additional 2021 Notes (after initial purchaser discounts and expenses and including the premium and accrued interest) of approximately $244.0 million. ACI used $236.0 million of the proceeds to repay all amounts outstanding under the revolving loan facility of the Credit Facility (which amounts may be reborrowed from time to time) and the remaining proceeds for general corporate purposes. In connection with issuing the Additional 2021 Notes, ACI paid one-time fees and expenses totaling approximately $4.0 million, most of which was capitalized and will be amortized over the term of the 2021 Notes as interest expense.

At June 30, 2013, the principal debt outstanding under the Credit Facility consisted of $20.0 million under the revolving loan facility, $182.5 million under the A term loan facility and $673.3 million (net of discount) under the B term loan facility. All mandatory principal repayments have been made through June 30, 2013. As of June 30, 2013, the amount of the revolving loan facility available for borrowing was $478.6 million, after giving effect to $1.4 million of outstanding letters of credit.

In connection with obtaining the Credit Facility, certain of ACI’s subsidiaries, including each of its material subsidiaries (the “Guarantors”), entered into a guaranty (the “Guaranty”) pursuant to which the Guarantors guaranteed ACI’s obligations under the Credit Facility. The obligations of ACI under the Credit Facility, and of the Guarantors under the Guaranty, are secured by substantially all of the assets of ACI and the Guarantors.

The terms of the 2021 Notes are governed by the Indenture. The 2021 Notes bear interest at a fixed rate of 7.5% per annum, payable semi-annually in arrears on April 15 and October 15 of each year. The 2021 Notes mature on April 15, 2021. The 2021 Notes and the guarantees of the 2021 Notes are senior unsecured obligations of ACI and the Guarantors, respectively, and rank, in right of payment, equally with or senior to all existing or future unsecured indebtedness of ACI and each Guarantor, respectively, but are effectively subordinated in right of payment to the Credit Facility indebtedness and any future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

The Guarantors have jointly and severally, and fully and unconditionally, guaranteed the 2021 Notes. Each of the Guarantors is a direct or indirect wholly owned subsidiary of ACI, and the Guarantors constitute substantially all of ACI’s direct and indirect subsidiaries. ACI is a holding company with no operations or material assets independent of those of the Guarantors and, other than its investment in the Guarantors, the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because, in the opinion of management, such information is not material to investors. Other than customary restrictions imposed by applicable statutes, there are no restrictions on the ability of the Guarantors to transfer funds to ACI in the form of cash dividends, loans or advances.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Debt covenants

The agreement governing the Credit Facility requires the Company to comply with various affirmative and negative financial and other covenants, including restrictions on the incurrence of additional indebtedness, restrictions on dividend payments and other restrictions and requirements to maintain certain financial ratios and satisfy certain tests. As of June 30, 2013, the Company was required to maintain a Total Net Leverage Ratio, calculated as consolidated debt (net of certain cash and cash equivalents) divided by EBITDA, as defined in the Credit Facility agreement, of no more than 6.00:1, and a Senior Secured Net Leverage Ratio, calculated as senior secured debt (net of certain cash and cash equivalents) divided by EBITDA, of no more than 3.50:1. As of June 30, 2013 and December 31, 2012, the Company’s Total Net Leverage Ratio was 5.21:1 and 5.08:1, respectively. The Senior Secured Net Leverage Ratio as of June 30, 2013 and December 31, 2012 was 2.24:1 and 2.19:1, respectively. Under the Credit Facility agreement, as of June 30, 2013, the Company was required to maintain an Interest Expense Coverage Ratio, calculated as EBITDA divided by cash interest expense, of at least 2.00:1. As of June 30, 2013 and December 31, 2012, the Interest Expense Coverage Ratio was 3.07:1 and 3.52:1, respectively. On April 16, 2012, the Company entered into an amendment to the Credit Facility agreement to increase the maximum permitted Total Net Leverage Ratio for fiscal quarters ending in 2014 from 5.50:1 to 5.75:1 and for the fiscal quarters ending March 31, 2015 and June 30, 2015 from 5.25:1 to 5.50:1. The Company paid arrangement and consent fees totaling approximately $1.0 million in connection with the amendment, which were capitalized and will be amortized over the remaining terms of the Credit Facility as interest expense.

The Indenture contains covenants that limit ACI’s and its Restricted Subsidiaries’ (as defined in the Indenture) ability to, among other things, (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create liens on assets, (iv) merge or consolidate with another company or sell all or substantially all assets and (v) enter into transactions with affiliates. In addition, pursuant to the Indenture, if ACI experiences certain changes of control, each holder of the 2021 Notes can require ACI to repurchase all or a portion of such holder’s outstanding 2021 Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. The repurchase obligation has been waived with respect to the Pinnacle Merger.

As of June 30, 2013 and December 31, 2012, the Company was in compliance with all applicable covenants under the Credit Facility agreement and the Indenture.

Refer to “Note 13—Pending Pinnacle Entertainment, Inc. merger” for further information on certain restrictions imposed by the Merger Agreement.

Note 7 — Fair value measurements

As of June 30, 2013, the fair values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate carrying values due to the short maturity of these items.

The Company measured the fair value of its deferred compensation plan assets and liabilities on a recurring basis pursuant to ASC Topic 820. ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value driver is observable.

Level 3: Unobservable inputs in which little or no market data is available, therefore requiring an entity to develop its own assumptions.

In April 2011, ACI’s Board of Directors terminated the Company’s deferred compensation plan, effective as of December 31, 2011. A partial distribution of plan assets was made to participants in May 2011 and a final distribution of all liabilities due to participants of $14.0 million was paid out to participants in May 2012. In connection with the termination of the deferred compensation plan, certain rabbi trust-owned life insurance policies were surrendered and their full surrender value of $16.2 million was reimbursed to the Company at that time. As a result of the termination of the deferred compensation plan, and final distribution of plan liabilities and reimbursement of plan assets occurring in 2012, the balances for both the plan assets and plan liabilities were zero at June 30, 2013 and December 31, 2012.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Fair value of long-term debt

The estimated fair value of the Company’s long-term debt at June 30, 2013 was approximately $1.960 billion, versus its book value of $1.916 billion. The estimated fair value of the Company’s long-term debt at December 31, 2012 was approximately $2.024 billion, versus its book value of $1.918 billion. The estimated fair value of the outstanding 2021 Notes and the term loan facility debt was based on Level 2 inputs using quoted market prices on or about June 30, 2013 and December 31, 2012.

Note 8 — Stock-based compensation

The Company accounts for its stock-based compensation in accordance with ASC Topic 718. Stock-based compensation expense totaled $3.8 million and $3.7 million for the three months ended June 30, 2013 and 2012, respectively. During the first six months of 2013 and 2012, stock-based compensation expense was $7.5 million and $9.0 million, respectively. During the six months ended June 30, 2013 and 2012, no associated future income tax benefit was recognized. As of June 30, 2013, there was approximately $22.8 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Company’s stock incentive plans. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.4 years.

The fair value of each time-vested option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model, while the fair value of market performance-based stock options is calculated using a Monte Carlo simulation model. Expected volatility is based on historical volatility trends as well as implied future volatility observations as determined by independent third parties. In determining the expected life of the option grants, the Company uses historical data to estimate option exercise and employee termination behavior. The expected life represents an estimate of the time options will remain outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

The following table sets forth fair value per share information, including related assumptions, used to determine compensation cost for the Company’s non-qualified stock options consistent with the requirements of ASC Topic 718.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Weighted-average fair value per share of options granted during the period	$6.86	$5.70	$6.76	$5.85
Weighted-average assumptions:
Expected stock price volatility	33.8%	47.1%	34.0%	47.3%
Risk-free interest rate	1.4%	0.8%	1.1%	0.8%
Expected option life (years)	5.0	4.8	5.0	4.8
Expected annual dividend yield	1.9%	2.8%	1.9%	2.7%

Stock option activity during the six months ended June 30, 2013 was as follows:

	Options (In Thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding at December 31, 2012	6,958	$19.94
Granted	23	26.30
Exercised	(164)	15.70
Forfeited or expired	(33)	20.69

Outstanding at June 30, 2013	6,784	$20.06	6.4	$47,356

Exercisable at June 30, 2013	3,107	$22.80	3.8	$15,717

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been realized by the option holders had all option holders exercised their options on June 30, 2013. The total intrinsic value of options exercised during the six months ended June 30, 2013 and 2012 was $1.7 million and $1.9 million, respectively. The intrinsic value of a stock option is the excess of the Company’s closing stock price on that date over the exercise price, multiplied by the number of shares subject to the option.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The following table summarizes the Company’s unvested stock option activity for the six months ended June 30, 2013:

	Shares	Weighted- Average Exercise Price (per Share)
	(Amounts in thousands)
Unvested at December 31, 2012	3,690	$17.69
Granted	23	26.30
Vested	(12)	17.92
Forfeited	(33)	20.69

Unvested at June 30, 2013	3,668	$17.74

The following table summarizes the Company’s unvested restricted stock unit activity for the six months ended June 30, 2013:

	Units	Weighted- Average Grant Date Fair Value (per Unit)
	(Amounts in thousands)
Unvested at December 31, 2012	1,446	$18.61
Granted	7	26.29
Vested	(13)	17.93
Forfeited	(13)	18.77

Unvested at June 30, 2013	1,427	$18.65

Note 9 — Stock repurchases

On September 15, 2011, ACI’s Board of Directors approved the repurchase of up to $75 million of ACI’s common stock in a stock repurchase program. The program provides that the shares may be repurchased by the Company through September 30, 2014 in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors. The Company expects to fund repurchases using available cash and borrowings under its Credit Facility. The Company is not obligated to purchase any shares under the stock repurchase program, and purchases may be discontinued, or the stock repurchase program may be modified or terminated, at any time. During the year ended December 31, 2012, the Company repurchased 0.7 million shares under the stock repurchase program for $11.5 million at an average price of $16.87 per share, exclusive of commissions paid. During the six months ended June 30, 2013 and 2012, the Company did not repurchase any shares of common stock in open market transactions.

The Company additionally received treasury shares in satisfaction of employees’ income tax withholding liability with respect to the settlement of certain restricted stock units.

As of June 30, 2013, a total of 28.5 million treasury shares had been acquired at an aggregate cost of $501.9 million, an average of $17.63 per share.

Refer to “Note 13 - Pending Pinnacle Entertainment, Inc. merger” for further information on certain restrictions imposed by the Merger Agreement.

Note 10 — Federal and state income taxes

At June 30, 2013 and December 31, 2012, unrecognized tax benefits totaled $3.4 million and $4.3 million, respectively. The total amount of unrecognized benefits that would affect the effective tax rate if recognized was $1.2 million at June 30, 2013 and $1.8 million at December 31, 2012. As of June 30, 2013, accrued interest and penalties totaled $1.0 million, of which $0.7 million would affect the effective tax rate if recognized.

The effective income tax rate was 39.4% for the three months ended June 30, 2013, compared to 41.5% for the same period in 2012. For the six months ended June 30, 2013 and 2012, the effective income tax rates were 39.2% and 19.7%, respectively. The effective income tax rate for the six months ended June 30, 2012 was impacted by a $15.7 million cumulative reduction in the income tax provision as a result of certain income tax elections made in the first quarter of 2012. Excluding the impact of these income tax elections, the effective tax rate for the six months ended June 30, 2012 would have been 41.1%.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The Company files income tax returns in numerous jurisdictions. The statutes of limitations vary by jurisdiction, with certain of these statutes expiring without examination each year. The Company anticipates that the net amount of unrecognized tax benefits will decrease by $1.1 million within the next 12 months, none of which would affect the effective tax rate if recognized.

The Company believes it has adequately reserved for its uncertain tax positions; however, there is no assurance that the taxing authorities will not propose adjustments that are different from the Company’s expected outcome and impact the provision for income taxes.

Note 11 — Commitments and contingencies

Litigation. Reference is made to the stockholder litigation relating to the Merger reported in Item 3 of Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in Item 1 of Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. On July 3, 2013, the Company and the other defendants filed a motion for judgment on the pleadings. On August 5, 2013, the plaintiffs filed a stipulation to voluntarily dismiss the action without prejudice, with each party to pay its own attorneys’ fees.

On May 28, 2013, the FTC filed an administrative complaint against Pinnacle and the Company alleging that the Merger would reduce competition and lead to higher prices and lower quality for customers in the St. Louis, Missouri and Lake Charles, Louisiana areas in violation of various provisions of U.S. antitrust laws. Since that time, the parties have made significant progress toward resolving the matter without the need for administrative litigation. Consequently, on August 5, 2013, the Commission granted the FTC’s, Pinnacle’s and the Company’s unopposed joint motion to withdraw the administrative litigation.

From time to time, the Company is a party to other litigation, most of which arises in the ordinary course of business. The Company is not currently a party to any litigation that management believes would be likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Self-Insurance Reserves. The Company is self-insured for various levels of general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accrued estimates of incurred but not reported claims. At June 30, 2013 and December 31, 2012, the estimated liabilities for unpaid and incurred but not reported claims totaled $9.1 million and $8.6 million, respectively. The Company considers historical loss experience and certain unusual claims in estimating these liabilities. The Company believes the use of this method to account for these liabilities provides a consistent and effective way to measure these accruals, which are subject to a high degree of management judgment; however, changes in health care costs, accident or illness frequency and severity and other factors can materially affect the estimate for these liabilities.

Note 12 — Creative Casinos of Louisiana acquisition

On March 14, 2012, the Company entered into a definitive agreement to acquire all of the equity interests of Creative. Creative, which the Company has renamed Ameristar Casino Lake Charles, LLC, is the developer of a luxury casino resort in Lake Charles, Louisiana. This acquisition included the last remaining riverboat gaming license available in Louisiana under current law. Pursuant to the purchase agreement, the purchase price paid was $32.5 million, inclusive of $5.0 million deposited into an escrow account at closing to secure the seller’s indemnification obligations under the purchase agreement for a period of 18 months.

The acquisition closed on July 16, 2012 and construction commenced on July 20, 2012. The license conditions as revised by the Louisiana Gaming Control Board (“LGCB”) require the Company to invest at least $500 million in the project. The cost of the project, inclusive of the purchase price, is expected to be between $570 million and $580 million, excluding capitalized interest and pre-opening expenses. The Company is required by the LGCB license conditions to maintain a $25.0 million deposit in a restricted bank account for the benefit of the LGCB, which will become unrestricted and available for the Company to use at its discretion upon the timely completion of the project within two years of construction commencement. The Company plans to fund the project through a combination of cash from operations and borrowings under the revolving loan facility described in “Note 6 — Long-term debt.”

Following the Company’s acquisition of Creative, on July 18, 2012 the Company entered into a ground lease agreement with the Lake Charles Harbor & Terminal District. Cash rent payments under the ground lease will be $0.7 million per year until the opening of Ameristar Casino Resort Spa Lake Charles. Upon opening, the annual cash base rent payments will increase to $1.3 million per year for each of the first five years. The base rent will then be subject to an annual increase, not to exceed 5%, based on changes in a regional consumer price index as defined in the ground lease agreement. In addition to the base rent, upon commencing gaming activity, the Company will pay monthly additional rent based on a percentage of the

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

property’s net gaming proceeds as defined in the ground lease agreement. Annual rent expense reflected in the consolidated statements of income is $1.3 million, with the difference between cash rent payments and rent expense recorded as a deferred rent liability.

Pursuant to the ground lease agreement, the Company was required to deposit $5.0 million in a separate bank account to cover the monthly rent payments prior to the commencement of gaming activity. Any remaining balance in the ground lease rent deposit account at the time gaming activity commences will be considered unrestricted and available for the Company to use at its discretion. At June 30, 2013, the ground lease deposit bank account had a balance of $4.3 million, of which $0.7 million is expected to be utilized for monthly rent payments over the next 12 months. In the accompanying consolidated balance sheets, the current portion of the deposit account is included in restricted cash. The remaining long-term portion of the ground lease rent deposit, as well as the $25.0 million deposit required to be held until construction completion, are included in deposits and other assets in the accompanying consolidated balance sheets.

During the third quarter of 2012, a valuation of the gaming right associated with Ameristar Casino Resort Spa Lake Charles was performed. The valuation of the gaming right was necessary in completing the asset purchase price allocation of the $32.5 million paid to acquire all the equity interests of Creative. Based on the valuation, the Company recorded the purchase price allocation of the gaming right at $29.8 million and the design plans and fees at $2.7 million.

As discussed in “Note 13 - Pending Pinnacle Entertainment, Inc. merger,” Pinnacle has reached an agreement with the staff of the FTC to permit the consummation of the Merger subject to, among other conditions, Pinnacle agreeing to sell the Company’s Lake Charles project, which sale is expected to be completed following the closing of the Merger. But for the Merger and the subsequent divestiture by Pinnacle of the Company’s Lake Charles project, the Company otherwise expected to complete construction of Ameristar Casino Resort Spa Lake Charles in the third quarter of 2014.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 13 — Pending Pinnacle Entertainment, Inc. merger

On December 20, 2012, the Company entered into the Merger Agreement with Pinnacle and certain of Pinnacle’s subsidiaries pursuant to which Pinnacle will acquire all of the outstanding common shares of the Company for $26.50 per share in cash. The Merger is subject to customary closing conditions, required regulatory approvals and approval by the Company’s stockholders. The transaction is expected to close in August 2013. In connection with the pending Merger, the Company incurred professional fees and other expenses totaling approximately $3.4 million during the six months ended June 30, 2013. The Merger-related costs are reflected in selling, general and administrative expenses in the accompanying consolidated statements of income.

On May 28, 2013, the FTC filed an administrative complaint alleging that the Merger would reduce competition and lead to higher prices and lower quality for customers in the St. Louis, Missouri and Lake Charles, Louisiana areas in violation of U.S. antitrust laws. On June 17, 2013, Pinnacle publicly announced that it had reached an agreement in principle with the Bureau of Competition staff of the FTC that, subject to negotiation of a consent order, FTC approval and gaming regulatory approvals, would permit the consummation of the Merger. If the agreement is finalized and approved by the Commission, after the closing of the Merger, Pinnacle intends to complete the sale of the Company’s casino-hotel development project in Lake Charles, Louisiana, and Pinnacle’s Lumière Place Casino, HoteLumière and the Four Seasons Hotel in St. Louis, Missouri, subject to gaming regulatory approvals. Until the Merger is completed, for accounting purposes, the Company continues to record the Lake Charles casino-hotel development as an asset held for use.

On April 25, 2013, the Company’s stockholders approved the Merger Agreement by a vote of approximately 81.6% of the outstanding shares. All gaming regulatory approvals necessary prior to the consummation of the Merger have been received. Completion of the Merger remains subject to certain conditions, including approval of the consent order by the FTC. No assurance can be given that the Merger will be completed.

The Merger Agreement restricts, among other things, the amount of dividends the Company may pay, the amount of capital expenditures the Company may commit to and the amount of additional debt the Company may incur prior to the closing of the Merger. The Merger Agreement also generally prohibits the Company from repurchasing additional shares of its stock without the consent of Pinnacle.

On April 2, 2013, the Company completed the solicitation of consents from holders of the 2021 Notes for waivers of and amendments to certain provisions of the Indenture and entered into a supplemental indenture to the Indenture to effect these waivers and amendments. The Company made the consent solicitation at the request and expense of Pinnacle in connection with the pending Merger. The waivers and amendments do not affect the terms of the 2021 Notes prior to the completion of the Merger.